EX99e-2

                                    AMENDMENT

           UNDERWRITING AGREEMENT DATED 01 JULY 1997 Timothy Plan and
                             Timothy Partners, Ltd.

This Amendment dated 24 February 2004, by and between the Timothy Plan (the "Trust"), a Delaware business trust operating as a registered investment company under the Investment Company Act of 1940, as amended, duly organized and existing under the laws of the State of Delaware and Timothy Partners, Ltd. (the "Investment Adviser") a Florida limited partnership and a member in good standing of the National Association of Securities Dealers, (collectively the "Parties").

The Trust's Board of Trustees (the "Board"), including a majority of the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of the Trust (the "non-interested Trustees"), have by unanimous vote, elected to introduce a new Series in the Trust, which new Series will be the Patriot Fund (the "Fund"). Having considered past distribution success, the existing relationship between the Trust and the distributor, the costs of distribution, and other considerations, the Board further determined that it is prudent and in the best interests of the Trust to employ Timothy Partners, Ltd., the distributor/underwriter of the other Series offered by the Trust, as the distributor/underwriter of the new Series.

Pursuant to Section 11 of the Agreement, the Agreement is hereby amended as follows, however all other terms and conditions contained therein shall remain in full force and effect:

     1. Schedule "B": Schedule "B:" is hereby amended to include the following:
a. Timothy Plan Patriot Fund

2. Effective Date. The Effective Date of this Amendment is February 27, 2004.

Acknowledged this 27th day of February, 2004 by


Timothy Plan                                    Timothy Partners, Ltd.


By: __________________________                  By: __________________________

Its: __________________________                 Its: __________________________